For the fiscal year ended (a) February 28, 2000
File number: 811-5296

                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders

     A Special Meeting of Shareholders was held on
December   9,   1999.    At   such   meeting   the
shareholders approved the following proposals:

     a)   Approval   of   the  election   of   the
          following Directors each to hold  office
          until  the earlier to occur of  (i)  the
          next  meeting of Shareholders  at  which
          Directors are elected and until  his  or
          her   successor  shall  have  been  duly
          elected and shall have qualified or (ii)
          their  terms  expire in accordance  with
          the Fund's retirement policy:
                                       Affirmative
Authority                                    votes
cast       Withheld
          Class III

            Eugene   C.   Dorsey     9,462,404.985
207,829.620

            Stephen   P.   Munn      9,473,478.985
196,755.620

            Richard   A.   Redeker   9,472,222.985
198,011.620

            John   R.   Strangfeld   9,443,012.985
227,221.620

          Class I

            David   R.   Odenath     9,467,367.985
202,866.620


     b)   Approval of the selection of independent
          accountants  for  the  Fund  conditioned
          upon the right by vote of a majority  of
          such Fund's outstanding voting shares at
          any  meeting called for the  purpose  to
          terminate   such  employment   forthwith
          without penalties.

          Affirmative               Negative
          votes   cast                votes   cast
Abstain

          9,457,838.391                134,416.165
77,980.049